Shareholder Meeting Results (Unaudited)
iSHARES®, INC.

A special meeting of shareholders of iShares, Inc. was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Directors of the Company, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Director	Votes For	Votes Withheld
Lee T. Kranefuss	514,380,779	13,203,425
John E. Martinez	514,431,297	13,152,907
Richard K. Lyons	514,795,814	12,788,388
George G.C. Parker	509,155,829	18,428,374
W. Allen Reed	514,418,913	13,165,293
Cecilia H. Herbert	514,381,937	13,202,268
Charles A. Hurty	514,442,567	13,141,638
John E. Kerrigan	514,830,983	12,753,220
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Directors of the Company and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Company’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities. Shareholders of the iShares MSCI Emerging Markets Index Fund and iShares MSCI Mexico Index Fund approved this proposal. The proposal did not pass in the other Funds in this shareholder report.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Australia	6,443,201	540,021	442,423	3,797,755
Brazil	3,540,411	197,421	110,082	5,562,843
Canada	3,498,988	429,360	134,351	5,507,998
Emerging Markets	8,183,122	182,334	115,171	3,328,764
Hong Kong	12,628,551	321,277	469,240	12,725,643
Malaysia	8,593,546	2,278,801	173,640	11,596,325
Mexico	3,717,861	90,403	154,071	1,332,048
Pacific ex-Japan	3,601,359	76,920	97,534	3,443,585
Singapore	6,938,677	234,463	226,731	12,861,936
South Africa	316,330	33,665	8,397	567,359
South Korea	4,464,564	123,099	130,498	4,326,297
Taiwan	18,847,196	290,848	108,205	14,713,998

Proposal 2B
To approve a change to the Company’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans. Shareholders of the iShares MSCI Emerging Markets Index Fund and iShares MSCI Mexico Index Fund approved this proposal. The proposal did not pass in the other Funds in this shareholder report.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Australia	6,334,361	640,358	450,926	3,797,755
Brazil	3,530,579	208,837	108,498	5,562,843
Canada	3,464,553	464,210	133,936	5,507,998
Emerging Markets	8,078,172	282,605	119,851	3,328,763
Hong Kong	12,513,170	431,897	474,001	12,725,643
Malaysia	8,559,872	2,311,199	174,916	11,596,325
Mexico	3,709,723	96,717	155,895	1,332,048
Pacific ex-Japan	3,595,297	84,003	96,512	3,443,586
Singapore	6,896,196	273,033	230,643	12,861,935
South Africa	315,971	34,024	8,397	567,359
South Korea	4,452,275	132,235	133,651	4,326,297
Taiwan	18,792,739	320,354	133,155	14,713,999

Proposal 2C
To approve a change to certain Funds’ fundamental investment policy with respect to industry concentration. The shareholders of the iShares MSCI Singapore Index Fund and iShares MSCI South Korea Index Fund did not approve this proposal.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Mexico	3,718,245	88,058	156,032	1,332,048
Singapore	6,940,982	234,581	224,308	12,861,936
South Korea	4,469,596	118,142	130,423	4,326,297

Proposal 2D
To approve a change to certain Funds’ fundamental investment policy to permit each Fund to invest 25% or more of its total assets in a single issuer. The shareholders of the iShares MSCI Singapore Index Fund and iShares MSCI South Korea Index Fund did not approve this proposal.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Mexico	3,715,336	91,427	155,572	1,332,048
Singapore	6,923,531	250,218	226,122	12,861,936
South Korea	4,461,733	122,330	134,098	4,326,297

Proposal 3
To approve a change in the classification of the investment objectives of certain Funds from fundamental to non-fundamental. The shareholders of the iShares MSCI Mexico Index Fund approved this proposal. The proposal did not pass in the other Funds in this shareholder report.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Australia	6,071,241	906,466	447,938	3,797,755
Brazil	3,370,902	363,205	113,806	5,562,844
Canada	2,820,453	1,108,063	134,183	5,507,998
Hong Kong	11,696,365	1,243,883	478,820	12,725,643
Malaysia	8,039,945	2,824,062	181,980	11,596,325
Mexico	3,636,325	170,323	155,687	1,332,048
Pacific ex-Japan	3,083,503	594,257	98,053	3,443,585
Singapore	6,438,453	712,576	248,843	12,861,935
South Korea	4,242,053	340,064	136,045	4,326,296
Taiwan	14,916,892	4,193,901	135,455	14,713,999

Proposal 4
To approve a new advisory agreement for the iShares MSCI Singapore Index Fund with Barclays Global Fund Advisors in order to effect a change to the fee structure.

iShares MSCI Index Fund	Votes For	Votes Against	Votes Abstaining
Singapore	19,933,795	114,776	213,236

* Denotes Company-wide proposal and voting results.
**
Broker non-votes are proxies received by the Fund from brokers or nominees, who did not receive instructions from the beneficial owner or other persons entitled to vote, and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.